Exhibit 99.1



    RONSON CORPORATION ANNOUNCES DISMISSAL OF SUIT AND EXECUTION OF LETTER OF
                INTENT IN CONNECTION WITH CONSUMER PRODUCTS SALE

Woodbridge, N.J., August 12, 2009 - Ronson Corporation (the "Company") (OTC:
RONC.PK) announced today that the previously announced lawsuit filed in the United States District Court for the Western District of Pennsylvania by Zippo Manufacturing Company ("Zippo") regarding the Company's execution of a non-binding letter of intent to sell substantially all of the assets of its consumer products division has been dismissed without prejudice by Zippo. In addition, the Company has entered into a non-binding letter of intent with Zippo for the acquisition of the Company's consumer products division. The consummation of the transaction is subject, among other things, to negotiation of definitive documentation, satisfactory completion by Zippo of its due diligence review of the consumer products division, final approval by the parties' boards of directors and approval by the Company's shareholders, receipt of required third-party consents and various other customary conditions.

Ronson Corporation's operations include its wholly-owned subsidiaries: 1) Ronson Consumer Products Corporation in Woodbridge, New Jersey, 2) Ronson Corporation of Canada Ltd., and 3) Ronson Aviation, Inc.

This press release contains forward-looking statements based on management's plans and expectations that are subject to uncertainty. Forward-looking statements are based on current expectation of future events. The Company cannot ensure that any forward-looking statements will be accurate. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual events could vary materially from those anticipated. Investors should understand that it is not possible to predict or identify all such factors and should not consider this to be a complete statement of all potential risks and uncertainties. The Company assumes no obligation to update any forward-looking statements as a result of future events or developments.

COMPANY CONTACT:
DARYL K. HOLCOMB
(732) 438-0320